Exhibit 23.1


                    CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
TV Guide, Inc.:





     We consent to the incorporation by reference in the registration statements (No. 33-72272, No. 333-2866 and No. 333-2978) on Form S-8 of
TV Guide, Inc. (formerly United Video Satellite Group, Inc.) of our report dated March 1, 1999, except for the last paragraph of Note 11, as to which the date is December 17, 1999, relating to the consolidated balance sheets of TV Guide, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, and related financial statement schedule, which report is included in this Current Report on Form 8-K of TV Guide, Inc.





                                     KPMG LLP


Tulsa, Oklahoma
December 30, 1999


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